Exhibit 8.1
[LETTERHEAD OF MORRISON & FOERSTER LLP]
May 14, 2009
BioMimetic Therapeutics, Inc.
389 Nichol Mill Lane
Franklin, Tennessee 37067
Ladies and Gentlemen:
     We have acted as tax counsel to BioMimetic Therapeutics, Inc. (the “Corporation”), a Delaware corporation, in connection with the filing of a registration statement on Form S-3 by the Corporation (the “Registration Statement”) relating to a distribution by the Corporation to holders of the Corporation’s common shares of certain non-transferable subscription rights to purchase common shares of the Corporation (the “Rights Offer”).
     Our opinion set forth below assumes (i) the initial and continuing accuracy of the statements and facts concerning the Rights Offer set forth in the Registration Statement and (ii) that the transaction related to the Rights Offer will be consummated in the manner contemplated by the Registration Statement. Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect.
     We hereby confirm that, although the discussion set forth under the heading “Material United States Federal Income Tax Consequences” in the prospectus filed with the Registration Statement does not purport to discuss all possible United States federal income tax consequences of the Rights Offer, in our opinion, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the Rights Offer, based upon current law. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.
     This opinion is furnished to you solely for your benefit in connection with the Rights Offer and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. We consent to your filing a copy of this opinion as Exhibit 8.1 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion is expressed as of the date hereof and applies only to the disclosure under the

May 14, 2009

heading “Material United States Federal Income Tax Consequences” set forth in the prospectus filed as of the date hereof. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.
Very truly yours,
/s/ Morrison & Foerster LLP